Bergstrom Capital Corporation
Form N-SAR
For Period Ending 12/31/96
File Number (c) 811-1641
Attachment Per Item 77
Sub-Item 77B  Accountants Report on Internal Control


                               DELOITTE & TOUCHE LLP
                                 125 SUMMER STREET
                          BOSTON, MASSACHUSETTS  02110-1617

INDEPENDENT AUDITORS' REPORT

To the Shareholders and
Board of Directors of
Bergstrom Capital Corporation


We have audited the financial statements of Bergstrom Capital Corporation (the Company) as of and for the year ended December 31, 1996, and have issued our report thereon dated January 29, 1997. We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

In planning and performing our audit of the financial statements of Bergstrom Capital Corporation for the year ended December 31, 1996, we considered its internal control structure in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and not to provide assurance on the internal control structure.

The management of the Company is responsible for establishing and maintaining an internal control structure. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of internal control structure policies and procedures.
The objectives of an internal control structure are to provide management with reasonable, but not absolute, assurance that assets are safeguarded against loss from unauthorized use or disposition and that transactions are executed in accordance with management's authorization and recorded properly to permit the preparation of financial statements in accordance with generally accepted accounting principles. Because of inherent limitations in any internal control structure, errors or irregularities may nevertheless occur and not be detected. Also, projection of any evaluation of the structure to future periods is subject to the risk that procedures may become inadequate because of changes in conditions or that the effectiveness of the design and operation of policies and procedures may deteriorate.

Our consideration of the internal control structure would not necessarily disclose all matters in the internal control structures that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of the specific internal control structure elements does not reduce to a relatively low level the risk that errors or irregularities in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions.
  We noted no matters involving the internal control structure and its operation that we consider to be material weaknesses as defined above.

This report is intended solely for the information and use of the Board of Directors, management, and others within the Company and should not be used for any other purpose.


January 17, 1997